EXHIBIT 99.1


News Release

Atlas Air
2000 Westchester Avenue
Purchase, NY  10577-2543

Contact: Vicki L. Foster
         (914) 701-8400


           ATLAS AIR ANNOUNCES FORMATION OF HOLDING COMPANY STRUCTURE


     PURCHASE, N.Y.-- (BUSINESS WIRE)-- February 16, 2001 -- Atlas Air, Inc. (NYSE-CGO) today announced the implementation of a holding company structure. The name of the new holding company is Atlas Air Worldwide Holdings, Inc. Atlas Air, Inc., and its subsidiaries, are now subsidiaries of Atlas Air Worldwide Holdings, Inc. The holding company structure provides an appropriate legal and financial structure for the company's current and future strategies.

     The outstanding shares of common stock of Atlas Air, Inc. have automatically converted on a share-for-share basis into the shares of Atlas Air Worldwide Holdings, Inc. The new shares have the same rights and terms as the old shares and will continue to be traded on the New York Stock Exchange under the symbol "CGO."

     The holding company restructuring was accomplished through a merger under
Section 251(g) of the Delaware General Corporation Law pursuant to which all stockholders of Atlas Air, Inc. became stockholders of Atlas Air Worldwide Holdings, Inc. The charter and by-laws of the new holding company are substantially the same as the charter and by-laws of Atlas Air and the directors of the holding company are the same as the current directors of Atlas Air.

     Stockholders are not required to take any action in connection with this corporate restructuring. All outstanding shares will be converted into shares of the holding company, in a non-taxable transaction, with the same voting powers, designations, preferences and rights, and the same qualifications, restrictions, and limitations, as the shares of Atlas Air previously held by the stockholders prior to the holding company merger.

     Certificates formerly representing shares of common stock of Atlas Air will be deemed to represent shares of common stock of the holding company. Atlas Air's transfer agent will deliver to each former stockholder of Atlas Air a transmittal letter that must be re-


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turned to the transfer agent, along with the original stock certificate of Atlas
Air, in order to receive a new certificate for common stock of the holding company representing the identical number of shares of common stock of Atlas Air previously owned by the stockholder.

     Atlas Air is a United States certificated air carrier that operates a fleet of 747 freighters under ACMI contracts. These contracts include the provision by Atlas of aircraft, crew, maintenance and insurance for some of the world's leading international carriers. Atlas operates flights on behalf of its customer airlines to 101 cities in 46 countries.